At Home Group Inc. Announces First Quarter Fiscal 2018 Financial Results

•	Q1 net sales increased 23%; comparable store sales increased 5.8%
•	Q1 net income increased 37%; pro forma adjusted net income(1) increased 32%
•	Q1 EPS increased 14% to $0.16; pro forma adjusted EPS(1) increased 27% to $0.19
•	Raises fiscal 2018 net sales outlook; raises midpoint of fiscal 2018 EPS range

Plano, Texas, June 7, 2017 -- At Home Group Inc. (NYSE: HOME), the home décor superstore, today announced its financial results for the first quarter ended April 29, 2017.

Lee Bird, Chairman and Chief Executive Officer, stated: “We are pleased to have started fiscal 2018 on a very positive note by delivering a 23% net sales increase, a 32% increase in pro forma adjusted net income1 and pro forma adjusted EPS1 of $0.19. This was our 12th consecutive quarter of over 20% net sales growth driven by broad-based success across new and existing stores, geographies and product categories. Comparable store sales increased 5.8%, representing our 13th consecutive quarter of positive comparable store sales growth. This strength and consistency demonstrates how well the At Home value proposition continues to resonate with customers as we expand our brand in both new and existing markets.”

Mr. Bird continued, “It is still early in the year, but we feel very good about our first quarter performance and are raising our top line expectations and the midpoint of our fiscal 2018 EPS outlook. We continue to pursue many exciting initiatives to drive sales and earnings performance in fiscal 2018, and the entire At Home team remains committed to constantly elevating our customer experience with exciting marketing campaigns, a compelling merchandise assortment at value price points and an ever-improving in-store environment.”

For the Thirteen Weeks Ended April 29, 2017

•

Net sales increased 23.1% to $211.8 million from $172.1 million in the quarter ended April 30, 2016 driven by the net addition of 23 stores since the first quarter of fiscal 2017 and a comparable store sales increase of 5.8%.

•

We opened seven new stores in the first quarter of fiscal 2018 and closed one store, which we are rebuilding and reopening later this fiscal year. We ended the quarter with 129 stores in 31 states, which represents a 21.7% increase in total stores since April 30, 2016.

•

Gross profit increased 23.3% to $71.9 million from $58.3 million in the prior year period. Gross margin of 33.9% in the first quarter of fiscal 2018 was consistent with the same quarter last year driven by product margin improvement offset by distribution costs associated with investments in incremental inventory and increased occupancy costs resulting from the sale-leaseback transactions that occurred in the third quarter of fiscal 2017.

•

Selling, general and administrative expenses (“SG&A”) increased 31.2% to $49.1 million from $37.4 million in the prior year period. The increase is primarily driven by the net addition of 23 stores since the first quarter of fiscal 2017, a $2.7 million increase in stock-based compensation costs associated with our initial public offering (“IPO”), a $2.3 million increase in advertising to grow consumer awareness of the At Home brand and a $1.4 million increase in pre-opening costs due to the number and timing of new store openings in fiscal 2018.

•

Adjusted SG&A1, which excludes nonrecurring costs incurred in conjunction with our IPO, increased 24.0% to $46.4 million compared to $37.4 million in the first quarter of fiscal 2017. Adjusted SG&A1 as a percentage of net sales increased 10 basis points to 21.9%, primarily driven by increased advertising and preopening costs incurred to support our growth strategies partially offset by leverage of certain recurring corporate overhead expenses.

•

Operating income was $21.3 million compared to $20.0 million in the first quarter of fiscal 2017. Operating margin decreased 150 basis points to 10.1%, primarily driven by increases in stock-based compensation costs associated with our IPO, brand advertising and pre-opening costs partially offset by leverage of certain recurring corporate overhead expenses.

•

Adjusted operating income[1] increased 20.3% to $24.0 million from $20.0 million in the first quarter of fiscal 2017. Adjusted operating margin[1] decreased 30 basis points to 11.3% of net sales, primarily driven by increased advertising and preopening costs incurred to support our growth strategies partially offset by leverage of certain recurring corporate overhead expenses.

•

Interest expense decreased to $4.9 million from $8.2 million in the first quarter of fiscal 2017 primarily due to the repayment in full of our $130.0 million second lien term loan during the third quarter of fiscal 2017 utilizing net proceeds from our IPO.

•

Income tax expense was $6.4 million based on an effective tax rate of 38.9% compared to $4.5 million and an effective tax rate of 37.8% in the first quarter of fiscal 2017. The increase in the effective tax rate for the first quarter of fiscal 2018 was primarily driven by a planned restructuring that impacted deferred tax assets during the quarter.

•	Net income in the first quarter of fiscal 2018 was $10.0 million compared to $7.3 million in the first quarter of fiscal 2017.

•	Pro forma adjusted net income[1] increased 32.0% to $12.0 million compared to $9.1 million in the first quarter of fiscal 2017.

•	EPS was $0.16 compared to $0.14 in the first quarter of fiscal 2017. Pro forma adjusted EPS[1] was $0.19 compared to $0.15 in the first quarter of fiscal 2017.

•	Adjusted EBITDA[1] increased 21.7% to $41.3 million compared to $34.0 million in the first quarter of fiscal 2017.

Balance Sheet Highlights as of April 29, 2017

•

Net inventories increased 43.7% to $252.1 million compared $175.5 million as of April 30, 2016 driven by a 21.7% increase in the number of open stores, investments in incremental low-priced inventory to better fulfill customer demand, including the associated capitalized distribution costs, and the number and timing of future new store openings.

•	Total liquidity (cash plus $84.4 million of availability under our revolving credit facility) was $95.0 million.

•	Total debt was $309.7 million compared to $438.1 million as of April 30, 2016. In addition, there was $126.8 million outstanding under our revolving credit facility as of April 29, 2017.

Fiscal 2018 Outlook & Key Assumptions

Judd Nystrom, Chief Financial Officer, stated: “We are very pleased with the strength of our business in the first quarter and expect to deliver another year of substantial growth. We are therefore raising our fiscal 2018 net sales outlook to $906 million to $913 million, representing growth of 18% to 19%, and increasing the midpoint of our pro forma adjusted EPS range, bringing our outlook to $0.73 to $0.75. Our top line strength continues to provide us the flexibility to reinvest in compelling long-term opportunities such as brand awareness and direct sourcing as we remain focused on delivering against our short and longer-term operational and financial goals.” Below is an overview of our outlook for selected fiscal 2018 financial data and related assumptions:

•

Net sales are expected to be in a range of $906 million to $913 million. Our net sales growth outlook is based on 28 gross and 25 net new store openings and an assumed comparable store sales increase of approximately 3.0%.

•	Net income is expected to be in a range of $39.4 million to $41.0 million based on an assumed 37.5% annual effective tax rate for fiscal 2018 and interest expense of approximately $20 million.
•	Pro forma adjusted net income[1] is expected to be in a range of $46.1 million to $47.5 million[2], representing growth of 26% to 30% over fiscal 2017.
•

EPS is expected to be in a range of $0.62 to $0.64, with pro forma adjusted EPS[1] in a range of $0.73 to $0.75, based on assumed diluted weighted average shares outstanding of approximately 63.5 million.

•

Net capital expenditures are expected to be in a range of $110 million to $130 million, net of $100 million of assumed sale-leaseback proceeds, driven primarily by fiscal 2018 new store growth and the accelerated timing of expected new store openings in fiscal 2019.

1 Represents a non-GAAP financial measure. For additional information about non-GAAP measures, including reconciliations to the most directly comparable financial measures presented in accordance with GAAP, please see “Non-GAAP Measures” below.

2 Projected pro forma adjusted net income for fiscal 2018 excludes an estimated pre-tax adjustment of $10.7 million in non-cash stock-based compensation related to a special one-time IPO bonus grant.

Conference Call Details

A conference call to discuss the first quarter fiscal 2018 financial results is scheduled for today, June 7, 2017, at 8:30 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-407-0789 (international callers please dial 201-689-8562) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call, together with related materials, will be available online at investor.athome.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online at investor.athome.com and by dialing 844-512-2921 (international callers please dial 412-317-6671). The pin number to access the telephone replay is 13661838. The replay will be available until June 14, 2017.

Terminology

We define certain terms used in this release as follows:

"Adjusted EBITDA" means net income before interest expense, net, income tax provision and depreciation and amortization, adjusted for the impact of certain other items permitted by our debt agreements, including certain legal settlements and consulting and other professional fees, costs associated with new store openings, relocation and employee recruiting incentives, management fees and expenses, stock-based compensation expense and non-cash rent.

“Adjusted Net Income” means net income before certain one-time expenses associated with our IPO and non-cash stock-based compensation related to a special one-time IPO bonus grant, as well as the tax impact of such adjustments.

“adjusted operating income” means operating income before certain one-time expenses associated with our IPO and non-cash stock-based compensation related to a special one-time IPO bonus grant.

“adjusted SG&A” means selling, general and administrative expenses excluding certain one-time expenses associated with our IPO and non-cash stock-based compensation related to a special one-time IPO bonus grant.

"comparable store sales" means, for any reporting period, the change in period-over-period net sales for the comparable store base, beginning with stores on the first day of the sixteenth full fiscal month following the store's opening. When a store is being relocated or remodeled, we exclude sales from that store in the calculation of comparable store sales until the first day of the sixteenth full fiscal month after it reopens.

“EPS” means diluted earnings per share.

“GAAP” means accounting principles generally accepted in the United States.

“pro forma adjusted net income” means Adjusted Net Income as adjusted for comparability between periods to reflect the impact of interest on indebtedness repaid during the periods presented, the tax impact of adjustments to Adjusted Net Income and normalization of income tax rates during certain periods presented.

“pro forma adjusted EPS” means pro forma adjusted net income divided by pro forma diluted weighted average shares outstanding.

“pro forma diluted weighted average shares outstanding” means diluted shares outstanding on a pro forma basis after giving effect to the shares of common stock issued in the IPO as if it had occurred at the beginning of the periods presented.

“Store-level Adjusted EBITDA” means Adjusted EBITDA, adjusted further to exclude the impact of certain corporate overhead expenses, which we do not consider in our evaluation of the ongoing performance of our stores from period to period.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. You can generally identify forward-looking statements by our use of forward-looking terminology such as "anticipate", "are confident", "assumed", "believe", "continue", "could", "estimate", "expect", "intend", "may", "might", "on track", "plan", "potential", "predict", "seek", "should", or "vision", or the negative thereof or other variations thereon or comparable terminology. In particular, statements about our outlook and assumptions for financial performance for fiscal 2018, as well as statements about the markets in which we operate, expected new store openings, our real estate strategy, potential growth opportunities and future capital expenditures and our expectations, beliefs, plans, strategies, objectives, prospects, assumptions or future events or performance contained in this document are forward-looking statements.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those factors described in “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended January 28, 2017, as filed with the Securities and Exchange Commission (“SEC”) on April 5, 2017, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements contained in this release are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this release. In addition, even if our results of operations, financial condition and liquidity, and events in the industry in which we operate, are consistent with the forward-looking statements contained in this release, they may not be predictive of results or developments in future periods.

Any forward-looking statement that we make in this release speaks only as of the date of such statement. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this document.

About At Home Group Inc.

At Home, the home décor superstore, is focused on providing customers with the broadest assortment of home décor products to suit every room, every style and every budget.  With a wide assortment of over 50,000 items throughout our stores, At Home enables customers to unleash their inner decorator and create a home that reflects their personality and style.  Our differentiated merchandising strategy allows us to identify trends and then value engineer products to provide the aesthetics our customers want at attractive price points.  Our highly efficient operating model seeks to drive growth and profitability while minimizing operating risk, ultimately allowing us to deliver exceptional value to our customers.  We utilize a flexible and disciplined real estate strategy that enables us to successfully open and operate stores across a wide range of formats and markets.  We believe that our broad and comprehensive offering and compelling value proposition combine to create a leading destination for home décor.  As of June 7, 2017, At Home operates 132 stores in 31 states and is headquartered in Plano, Texas. For more information, visit investor.athome.com.

-Financial Tables to Follow-

AT HOME GROUP INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	April 29, 2017	January 28, 2017	April 30, 2016
Assets
Current assets:
Cash and cash equivalents	$10,576	$7,092	$8,909
Inventories, net	252,116	243,795	175,472
Prepaid expenses	6,939	6,130	6,207
Other current assets	4,217	1,860	2,701
Total current assets	273,848	258,877	193,289
Property and equipment, net	375,541	340,358	296,649
Goodwill	569,732	569,732	569,732
Trade name	1,458	1,458	1,423
Debt issuance costs, net	1,081	1,202	1,229
Restricted cash	564	482	253
Noncurrent deferred tax asset	40,516	40,735	14,726
Other assets	407	549	4,098
Total assets	$1,263,147	$1,213,393	$1,081,399
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$63,687	$58,425	$35,530
Accrued liabilities	72,096	74,439	53,922
Revolving line of credit	126,800	101,575	85,600
Current portion of deferred rent	7,291	7,082	4,771
Current portion of long-term debt and financing obligations	3,664	3,691	3,799
Income taxes payable	13,442	7,265	2,519
Total current liabilities	286,980	252,477	186,141
Long-term debt	299,403	299,606	422,524
Financing obligations	19,882	19,937	18,897
Deferred rent	105,959	103,692	72,807
Other long-term liabilities	2,715	2,811	3,390
Total liabilities	714,939	678,523	703,759
Shareholders' Equity
Common stock; $0.01 par value; 500,000,000 shares authorized; 60,366,768, 60,366,768 and 50,836,727 shares issued and outstanding, respectively	604	604	508
Additional paid-in capital	551,590	548,301	410,907
Accumulated deficit	(3,986)	(14,035)	(33,775)
Total shareholders' equity	548,208	534,870	377,640
Total liabilities and shareholders' equity	$1,263,147	$1,213,393	$1,081,399

AT HOME GROUP INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

	Thirteen Weeks Ended
	April 29, 2017	April 30, 2016

Net sales	$211,841	$172,079
Cost of sales	139,963	113,773
Gross profit	71,878	58,306

Operating expenses
Selling, general and administrative expenses	49,141	37,444
Depreciation and amortization	1,418	892
Total operating expenses	50,559	38,336

Operating income	21,319	19,970
Interest expense, net	4,886	8,193
Income before income taxes	16,433	11,777
Income tax provision	6,384	4,451
Net income	$10,049	$7,326

Earnings per share:
Net income per common share:
Basic	$0.17	$0.14
Diluted	$0.16	$0.14
Weighted average shares outstanding:
Basic	60,366,768	50,836,727
Diluted	62,265,248	52,607,494

AT HOME GROUP INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Thirteen Weeks Ended
	April 29, 2017	April 30, 2016
Operating Activities
Net income	$10,049	$7,326
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,836	8,006
Gain on disposal of fixed assets	(18)	(20)
Non-cash interest expense	465	839
Amortization of deferred gain on sale-leaseback	(1,468)	(952)
Deferred income taxes	219	—
Stock-based compensation	3,289	1,162
Changes in operating assets and liabilities
Inventories	(8,321)	916
Prepaid expenses and other current assets	(3,166)	671
Other assets	142	(139)
Accounts payable	1,139	2,171
Accrued liabilities	(2,438)	(515)
Income taxes payable	6,177	2,519
Deferred rent	3,944	3,856
Net cash provided by operating activities	20,849	25,840
Investing Activities
Purchase of property and equipment	(40,897)	(29,662)
Purchase of intangible assets	—	(550)
Change in restricted cash	(81)	(227)
Net proceeds from sale of property and equipment	18	21
Net cash used in investing activities	(40,960)	(30,418)
Financing Activities
Payments under lines of credit	(74,476)	(83,850)
Proceeds from lines of credit	99,701	92,850
Payments on financing obligations	(34)	(132)
Payments on long-term debt	(1,596)	(809)
Net cash provided by financing activities	23,595	8,059
Increase in cash and cash equivalents	3,484	3,481
Cash and cash equivalents, beginning of period	7,092	5,428
Cash and cash equivalents, end of period	$10,576	$8,909

Supplemental Cash Flow Information
Cash paid for interest	$7,902	$7,372
Cash paid for income taxes	$191	$71

Non-GAAP Measures

Certain financial measures presented in this release, such as comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS and Store-level Adjusted EBITDA, are not recognized under GAAP.

We present comparable store sales, which is not a recognized financial measure under GAAP, because it allows us to evaluate how our store base is performing by measuring the change in period-over-period net sales in stores that have been open for the applicable period. We present Adjusted EBITDA and Store-level Adjusted EBITDA, which are not recognized financial measures under GAAP, because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance, such as interest, depreciation, amortization and taxes, as well as costs related to new store openings, which are incurred on a limited basis with respect to any particular store when opened and are not indicative of ongoing core operating performance. We present adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding and pro forma adjusted EPS, which are not recognized financial measures under GAAP, because we believe investors’ understanding of our operating performance is enhanced by the disclosure of selling, general and administrative expenses, operating income, net income, diluted weighted average shares outstanding and earnings per diluted share adjusted for nonrecurring charges associated with events such as our IPO and refinancing transactions.

You are encouraged to evaluate each of these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating our non-GAAP measures, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in such presentation. Our presentation of non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of our non-GAAP financial measures in the future, and any such modification may be material. In addition, comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS and Store-level Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

Comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS and Store-level Adjusted EBITDA have limitations as analytical tools and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. We compensate for these limitations by relying primarily on our GAAP results and using comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS and Store-level Adjusted EBITDA only as supplemental information.

AT HOME GROUP INC.

Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures

(in thousands, except share and per share data)

(Unaudited)

The tables below reconcile the non-GAAP financial measures of adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS, Adjusted EBITDA and Store-level Adjusted EBITDA to their most directly comparable GAAP financial measures.

Reconciliation of selling, general and administrative expenses as reported to adjusted SG&A

	Thirteen Weeks Ended
	April 29, 2017	April 30, 2016

Selling, general and administrative expenses as reported	$49,141	$37,444
Adjustments:
Stock-based compensation related to special one-time IPO bonus grant(a)	(2,719)	—
IPO transaction costs(b)	—	(9)
Adjusted selling, general and administrative expenses	$46,422	$37,435

Reconciliation of operating income as reported to adjusted operating income

	Thirteen Weeks Ended
	April 29, 2017	April 30, 2016

Operating income as reported	$21,319	$19,970
Adjustments:
Stock-based compensation related to special one-time IPO bonus grant(a)	2,719	—
IPO transaction costs(b)	—	9
Adjusted operating income	$24,038	$19,979
Adjusted operating margin	11.3%	11.6%

Reconciliation of diluted weighted average shares outstanding as reported to pro forma diluted weighted average shares outstanding

	Thirteen Weeks Ended
	April 29, 2017	April 30, 2016

Diluted weighted average shares outstanding	62,265,248	52,607,494
Adjustment for issuance of shares at IPO(d)	—	9,530,041
Pro forma diluted weighted average shares outstanding	62,265,248	62,137,535

Reconciliation of net income as reported to pro forma adjusted net income

	Thirteen Weeks Ended
	April 29, 2017	April 30, 2016

Net income	$10,049	$7,326
Adjustments:
Stock-based compensation related to special one-time IPO bonus grant(a)	2,719	—
IPO transaction costs(b)	—	9
Tax impact of adjustments to net income(c)	(1,056)	(3)
Adjusted Net Income	11,712	7,332
Adjustments for comparability between periods:
Interest on Second Lien Term Loan(e)	—	2,958
Tax impact of adjustments to Adjusted Net Income(c)	—	(1,118)
Tax rate adjustments(f)	258	(104)
Pro forma adjusted net income	$11,970	$9,068
Pro forma diluted weighted average shares outstanding	62,265,248	62,137,535
Pro forma adjusted EPS	$0.19	$0.15

(a)

Non-cash stock-based compensation associated with a special one-time initial public offering bonus grant to senior executives, which we do not consider in our evaluation of our ongoing performance. The grant was made in addition to the ongoing equity incentive program that we have in place to incentivize and retain management and was made to reward certain senior executives for historical performance and allow them to benefit from future successful outcomes for our Sponsors.

(b)	Charges incurred in connection with our initial public offering, which we do not expect to recur and do not consider in our evaluation of our ongoing performance.
(c)

Represents the tax impact associated with the adjusted expenses utilizing the effective tax rate in effect during the periods presented. The effective tax rate for the thirteen weeks ended April 29, 2017 and April 30, 2016 was 38.9% and 37.8%, respectively.

(d)	Reflects the weighted average impact of common shares issued with our initial public offering in August 2016 as if they had been outstanding the entire period.
(e)

Adjusts stated interest expense for the use of IPO proceeds for repayment in full of the $130.0 million of principal amount of indebtedness under our second lien term loan facility, which occurred in the third quarter of fiscal 2017.

(f)

Represents the tax impact required to present first quarter fiscal 2018 and first quarter fiscal 2017 pro forma adjusted net income, including all outlined adjustments, subject to a normalized effective tax rate of 37.5% and 38.5%, respectively. The effective tax rate for the thirteen weeks ended April 29, 2017 and April 30, 2016 was 38.9% and 37.8%, respectively.

Reconciliation of net income to EBITDA, Adjusted EBITDA and Store-level Adjusted EBITDA

	Thirteen Weeks Ended
	April 29, 2017	April 30, 2016

Net income	$10,049	$7,326
Interest expense, net	4,886	8,193
Income tax provision	6,384	4,451
Depreciation and amortization(a)	10,836	8,006
EBITDA	$32,155	$27,976
Consulting and other professional services(b)	1,554	567
Costs associated with new store openings(c)	3,959	2,522
Relocation and employee recruiting costs(d)	—	87
Management fees and expenses(e)	—	901
Stock-based compensation expense(f)	570	1,162
Stock-based compensation related to special one-time IPO bonus grant(g)	2,719	—
Non-cash rent(h)	468	747
Other(i)	(90)	—
Adjusted EBITDA	$41,335	$33,962
Corporate overhead expenses(j)	17,742	15,294
Store-level Adjusted EBITDA	$59,077	$49,256

(a)	Includes the portion of depreciation and amortization expenses that are classified as cost of sales in our consolidated statements of operations.
(b)	Primarily consists of consulting and other professional fees with respect to projects to enhance our merchandising and human resource capabilities and other company initiatives.
(c)

Non-capital expenditures associated with opening new stores, including marketing and advertising, labor and cash occupancy expenses. We anticipate that we will continue to incur cash costs as we open new stores in the future. We opened seven and six new stores during the thirteen weeks ended April 29, 2017 and April 30, 2016, respectively.

(d)	Primarily reflects employee recruiting and relocation costs in connection with the build-out of our management team.
(e)

Reflects management fees paid to our Sponsors in accordance with our management agreement. In connection with our initial public offering, the management agreement was terminated on August 3, 2016 and our Sponsors no longer receive management fees from us.

(f)	Non-cash stock-based compensation related to the ongoing equity incentive program that we have in place to incentivize and retain management.
(g)

Non-cash stock-based compensation associated with a special one-time initial public offering bonus grant to senior executives, which we do not consider in our evaluation of our ongoing performance. The grant was made in addition to the ongoing equity incentive program that we have in place to incentivize and retain management and was made to reward certain senior executives for historical performance and allow them to benefit from future successful outcomes for our Sponsors.

(h)

Consists of the non-cash portion of rent, which reflects (i) the extent to which our GAAP straight-line rent expense recognized exceeds or is less than our cash rent payments, partially offset by (ii) the amortization of deferred gains on sale-leaseback transactions that are recognized to rent expense on a straight-line basis through the applicable lease term. The offsetting amounts relating to the amortization of deferred gains on sale-leaseback transactions were $(1.5) million and $(1.0) million during the thirteen weeks ended April 29, 2017 and April 30, 2016, respectively. The GAAP straight-line rent expense adjustment can vary depending on the average age of our lease portfolio, which has been impacted by our significant growth. For newer leases, our rent expense recognized typically exceeds our cash rent payments while for more mature leases, rent expense recognized is typically less than our cash rent payments.

(i)	Other adjustments include amounts our management believes are not representative of our ongoing operations. Adjustments related to such items for the periods presented were not material.

(j)

Reflects corporate overhead expenses, which are not directly related to the profitability of our stores, to facilitate comparisons of store operating performance as we do not consider these corporate overhead expenses when evaluating the ongoing performance of our stores from period to period. Corporate overhead expenses, which are a component of selling, general and administrative expenses, are comprised of various home office general and administrative expenses such as payroll expenses, occupancy costs, marketing and advertising, and consulting and professional fees. Store-level Adjusted EBITDA should not be used as a substitute for consolidated measures of profitability or performance because it does not reflect corporate overhead expenses that are necessary to allow us to effectively operate our stores and generate Store-level Adjusted EBITDA. We anticipate that we will continue to incur corporate overhead expenses in future periods.

Investor Relations:
ICR, Inc.
Farah Soi/Shannon Devine
203.682.8200
Farah.Soi@icrinc.com

Shannon.Devine@icrinc.com

At Home

Bethany Perkins

972.265.1326

InvestorRelations@AtHome.com

HOME-F